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                                                                    EXHIBIT 3.18
                                                (Unofficial English Translation)


                  BYLAWS OF LEAR AUTOMOTIVE (EEDS) SPAIN, S.L.



                                     PART I

CORPORATE NAME, DURATION, REGISTERED OFFICE AND PURPOSE



Article 1. Corporate name

A limited liability company is organized under the name LEAR AUTOMOTIVE (EEDS) SPAIN, S.L. to be governed by these Bylaws and by the legal provisions applicable thereto.



Article 2.- Duration

The Company is organized for an unlimited duration. The company shall commence operating on the date of the execution of its public deed of organization.



Article 3.- Registered office.

The Company has its registered office at calle Passeig de l'Estacio, 16, Valls, Tarragona.

The Company may establish branches, agencies or delegations both in Spain and abroad, by resolution adopted by its Body of Administration, which shall also be competent to resolve on the transfer of the registered office of the company within the same town and the cancellation of transfer of its branches, agencies or offices.



Article 4.- Corporate purpose.

The purpose of the company shall be the obtaining in series of ancillary parts of mechanisms and of industrial installations for the manufacture and full assembly of industrial and commercial utensils and the trade activities arising from the distribution and sale of its manufactures.

The activities making up the corporate purpose may be performed by the Company fully or partly indirectly by holding shares or interests in companies with the same or a similar corporate purpose.

The Company may also furnish all manner of sureties to secure obligations assumed by the companies making up its Group, the latter to be understood to include all those companies the majority of the capital whereof is directly or indirectly controlled by the ultimate parent company of the Company. However, the Company may not provide the financial assistance contemplated in article
40.5 of the Limited Liability Companies Act.



                                PART II. CAPITAL

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Article 5.- Capital

The capital stock is established at EURO TWO MILLION FOUR HUNDRED AND TWENTY-SIX THOUSAND AND FIFTY-SIX POINT FORTY (2,426,056.40) and it is represented by 403,640 participation units each with a par value of EURO SIX POINT ZERO ONE (6.01), fully paid up and serially numbered from 1 through 403,640, both numbers included, making up series A and by 18,000 participation units each with a par value of EURO ZERO POINT ZERO ONE (0.01), fully paid up and serially numbered from 1 through 18,000, both numbers included, making up series B.

Each participation unit shall confer upon its holder the same rights and privileges.



Article 6. Increase and reduction of capital

The capital may be increased and reduced by resolution of the General Meeting of partners, with the majority contemplated herein. The General Meeting of Partners, by proposal of the Body of Administration, shall establish the terms and conditions of each new increase and the Body of Administration shall have the necessary authorities to comply with the resolutions adopted in this respect by the General Meeting of Partners, including the amendment of article 5 of the Bylaws, to adapt it to the capital actually assumed and paid.

In increases of capital whereby new participation units are created, each partner shall be entitled to acquire a number of portions proportional to the par value of those it already holds in the term established by the General Meeting of Partner, which may not be less than one month after the notice offering the new participation units is published in the Official Gazette of the Commercial Registry. The Body of Administration may replace the publication of the announcement by a written communication made to each of the partners, in which case the term for the acquisition of the new portions shall be reckoned as from the date on which such communication is remitted. The capital not subscribed for by the partners may be offered by the Body of Administration to persons outside the Company.



Article 7.- Transfer of portions

The partner intending to transfer its participation unit/s by acts "inter vivos" shall so inform the Body of Administration in writing, which body shall in turn notify the partners within the term of fifteen days. The partners may opt to purchase the participation units within a term of thirty days after the date of the notification and, should more than one partner intend to acquire the participation unit/s, these shall be distributed among all of them on a pro rata basis according to the participation unit/s each partner already holds in the capital of the company. If none of the partners exercises its right of first refusal, the Company may acquire the participation units within a further term of thirty days for their redemption after reducing the capital stock. After the latter term has elapsed, the partner shall be free to transfer its participation units in the manner it deems fit.


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To exercise the right of first refusal hereby conferred, the sale price, in the event of dispute shall be established by three experts, one appointed by each of the parties and the third appointed by mutual agreement or, failing this, by the Judge.

The transfer of participation units to persons outside the Company failing to conform to the above procedure shall be null.

The transfer of the participation units shall be executed in a public instrument.

The above notwithstanding, the voluntary transfer of participation units by acts "inter vivos" between the partners and those made to the spouse, forebears or descendants of the partner or to companies in the same group as the transferor shall be free.

The above procedure shall not apply when the General Meeting of Partners of the Company, held as a consent meeting, unanimously approves the transfer intended by the partner.



Article 8. Partner Register.

1. The Company shall keep a Partner Register, which shall place on record the original holder and the successive voluntary and obligatory transfers of the participation units and the creation of rights in rem and other encumbrances thereon. Each entry shall state the identity and domicile of the holder of the participation unit or right or encumbrance created thereon.

2. The Company may only amend the contents of the Partner Register if the parties concerned do not oppose the amendment in the term of one month after the intention to remedy has been notified in a duly attested manner.

3. Any partner may consult the Partner Register, which shall be under the custody and responsibility of the Body of Administration.

4. The partners and the holders of rights in rem or encumbrances on the participation units shall be entitled to obtain a certificate of the participation units, rights or encumbrances entered in their name.

5. The personal particulars of the partners may only be amended upon their request and shall otherwise not be enforceable towards the company.



Article 9. Rights conferred by the participation units

Each participation unit confers upon its holder the rights contemplated in the Act and, particularly:

(a) the right to a share in the distribution of the corporate profits and in the assets resulting from liquidation;

(b) a preemptive acquisition right on the participation units in increases of capital, upon the terms, in the events and with the conditions contemplated in these Bylaws;

(c) the right to attend and vote at General Meetings of Partners and to challenge the corporate resolutions; and

(d) the right to information.


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PART III

CORPORATE BODIES OF GOVERNMENT



Article 10.- Bodies of government

The bodies of government of the Company are the General Meeting of Partners, as the supreme deliberating body at which the corporate will is expressed by decision of the majority, within the matters within its competence, and the Body of Administration, which shall be responsible for the management, administration and representation of the company, with the authorities conferred upon it by the Act and these Bylaws.

SECTION ONE: GENERAL MEETING OF PARTNERS



Article 11. The General Meeting of Partners, General Provision and place of assembly

The General Meeting is the duly convened and validly assembled meeting of partners. Its resolutions shall be binding on all partners, including those dissident and those absent, without prejudice to the rights and actions granted to the partners in the Act.

The General Meeting of Partners may be held anywhere in Spain or abroad.



Article 12.- Form and contents of the Call

The General Meeting of Partners shall be called by letter return receipt requested remitted to each of the partners at the domiciles designated for the purpose or placed on record in the Partner Register. At least fifteen days should be allowed to elapse between the call and the date established for the meeting to be held. The term of fifteen (15) days shall be reckoned after the date on which the last notice of call was remitted to the last partner.

The call shall state the name of the Company, the date and time of the meeting and the agenda to be discussed.



Article 13. Consent meetings

The contents of the above articles notwithstanding, the General Meeting of Partners shall be validly assembled to discuss any matter, without need for prior call, whenever the entire capital is present or represented at the meeting and those present unanimously accept that the meeting be held and its agenda. Consent meetings may assemble anywhere in national territory or abroad.



Article 14. Attendance at General Meetings

Any partner may attend the General Meeting.

Any partner may be represented at the General Meeting by any other person who need not be a partner.


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Proxies shall refer to all the participation units held by the represented partner and shall be conferred in writing. If the proxy is not conferred in a public instrument, it should be conferred specifically for each Meeting.





Article 15. Chairman and Secretary. Deliberations. Adoption of Resolutions.

The Chairman of the Board of Directors or the Sole Director or the director designated by the General Meeting, as the case may be, or, in his absence, the person designated by the General Meeting shall chair the General Meetings of Partners.

The Secretary of the Board or, in his absence, the person designated by the General Meeting shall act as the Secretary.

The Chairman shall lead the debates, granting the floor in strict sequence to all the partners who so requested in writing and then to those who do so verbally.

Each of the items making up the agenda shall be put to separate ballot. Each participation unit confers upon its holder the right to cast one vote. The resolutions shall be adopted by majority of the votes validly cast, provided that these represent at least one half of the votes on the participation units into which the capital is divided.

By way of exception to the provisions of the above paragraph:

a) The increase or reduction of capital and any other amendment to the Bylaws which need not be resolved by qualified majority shall require the vote in favor of more than half the votes on the participation units into which the capital is divided.

b) The transformation, merger or spin off of the Company, the cancellation of preemptive acquisition rights in increases of capital, the exclusion of partners and the authorization contemplated in article 65, part 1, of the Limited Liability Companies Act shall require the vote in favor of at least two thirds of the votes conferred by the participation units into which the capital of the company is divided.



Article 16. Authorities of the General Meeting of Partners.

The General Meeting shall be competent to deliberate and resolve on the following matters:

a) To review the management of the company, approve the annual accounts and allocate the results.

b) To appoint and remove the directors, the liquidators and, as may be the case, the auditors and to take corporate action for liability against any of them.

c) To authorize the directors to perform for their own or a third party's behalf any activity the same, similar or supplementary to the activities making up the corporate purpose.

d) To amend the bylaws.

e) To increase and reduce the capital of the Company.

f) To transform, merge and spin off the Company.

g) To dissolve the Company.


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h) any other matter established by the Act or in these Bylaws.

The General Meeting may also give instructions to the Body of Administration or make the adoption by said Body of decisions or resolutions on certain matters of management subject to authorization, without prejudice to the provisions of article 63 of the Limited Liability Companies Act.



Article 17. Minutes of the corporate resolutions

All the corporate resolutions shall be placed on record in minutes.

The minutes shall necessarily include the attendance list and be approved by the General Meeting itself at the end of the meeting or, failing this, within the term of fifteen (15) days by the Chairman of the General Meeting and two controllers, one representing the majority and the other representing the minority.

The minutes shall have binding force after the date on which they are approved.



                                   SECTION TWO

                             BODY OF ADMINISTRATION



Article 18.- The Body of Administration.

The Body of Administration shall consist of a Sole Director or two Directors acting jointly or severally or two Directors acting jointly or a Board of Directors and the General Meeting may opt alternatively for any of said systems without need to amend the By-laws.



Article 19. Members of the Board

Should the General Meeting decide to appoint a Board of Directors, the Board shall consist of a minimum of three and a maximum of twelve directors.

The Board shall assemble whenever this is required in the interest of the Company and at least once a year within the first three months of each fiscal year to prepare the annual accounts. The Board shall be considered to be validly assembled when the majority of its members in office are present in person or by proxy and it shall be called by the Chairman or by any two of the directors, at least two days in advance of the date on which it is to be held. However, the Board shall be validly assembled, without need for prior call, when all the members in office are present in person or by proxy and decide unanimously that the meeting be held. Any director may confer a proxy in writing upon another director to represent the former at the meeting. To adopt resolutions, the vote in favor of the absolute majority of the Directors present at the meeting shall be required, except to resolve on the permanent delegation of any authority of the Board to the Executive Committee or to one of more Managing Directors and the designation of the Administrators to hold such offices, for which the vote in favor of two thirds of the members of the Board shall be required.


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The discussions and resolutions of the Board shall be placed on record in
Minutes, which shall be transcribed in the Minute Book and signed by the Chairman and the Secretary or by the persons acting as such.



Article 20. Term of the office of Director.

The Directors shall hold their office for an undetermined period of time. The General Meeting may resolve to remove any of the Directors at any time.



Article 21. Authorities of the Directors

The Directors shall be authorized to represent the company in court and out of court. Their authority of representation shall include, without limitation, all the matters included in the Company's business or trade.



Article 21. bis. Remuneration of the Directors

The Directors shall receive a fixed yearly remuneration, which shall be established each year by the Ordinary General Partners' Meeting, within the limits established by law and which shall serve as payment for their services to the Company and for refund of their traveling expenses and daily allowances for attendance, as the case may be, to the meeting of the Board.



The Directors who provide their services as employees of the Company or of any company of its parent group that appear on its payroll or work force shall not be entitled to collect the remuneration established in this article.



                                     PART IV

                                   FISCAL YEAR

Article 22. Fiscal Year.

The fiscal year shall close on December 31 each calendar year.



Article 23. Annual Accounts

Within the maximum term of three (3) months after the closing of each Fiscal Year, the Body of Administration shall prepare the annual accounts, which shall include the balance sheet, the profit and loss account, the annual report, the management report and the proposal for the distribution of profits. Said documents shall be signed by all the Administrators, except for a justified cause, which shall be placed on record in each of the documents in which any signature is lacking. Said documents shall be submitted to the examination and report of the auditors if the company is legally obliged to appoint them.

Any partner will be entitled to examine the annual accounts at any time after the General Meeting is called.




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Article 24. Distribution of profits

The net profits of the company shall be distributed as set forth below:

a) the amount necessary to settle Corporate Tax and any other tax that may be levied on the corporate profits before their distribution to the partners;

b) the amount necessary to fund the mandatory reserves;

c) the amount necessary to pay the shares in the profits established or agreed by law;

d) the balance shall remain at the free disposal of the General Meeting, which shall resolve on its allocation.



Article 25. Audit of the annual accounts

The annual accounts and the management report shall be examined by auditors appointed by the General Meeting, unless the Company is able to submit an abbreviated balance sheet under the Business Corporations Act relating to the Limited Liability Companies Act.

The auditors shall be appointed for an initial term, which may not be less than three or more than nine years after the date on which the first fiscal year to be audited commences and they may be reelected by the General Meeting each year after the initial term has elapsed.



Article 26. Deposit of the Annual Accounts.

Within one month after the annual accounts are approved, a certificate of the resolutions adopted at the General Meeting approving the annual accounts and the allocation of results, which shall bear attached a copy of each of the accounts, and the management report and, if appropriate, the auditors' report shall be submitted for deposit at the Commercial Registry of the district where the registered office is located, as established by law.


                                     PART V



                   DISSOLUTION AND LIQUIDATION OF THE COMPANY



Article 27.- Dissolution.

The Company shall be dissolved in the cases provided by the Act.



Article 28. Liquidation procedure

The General Meeting that resolves the dissolution of the company shall also establish the liquidation procedure and appoint one or more liquidators, always in an odd number.


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The General Meeting shall retain, during the liquidation period, the authorities it held during the ordinary existence of the Company and it shall be particularly authorized to approve the annual accounts and the final liquidation balance sheet.



Article 29. Rules of Liquidation.

The rules established by the act shall be observed in the liquidation of the company.